Filed Pursuant to Rule 424(b)(3)
Registration Statement No. 333-112386
PROSPECTUS
653,331 Shares
Common Stock
        This prospectus relates to the disposition from time to time of up to 653,331 shares of common stock, par value $0.0001 per share, of Bakers Footwear Group, Inc. by the holders of these shares named in this prospectus, whom we refer to as the “selling shareholders,” and their transferees. The shares being offered were issued upon the conversion of $4.9 million in aggregate principal amount of Bakers’ subordinated convertible debentures due 2007 held by the selling shareholders at a conversion price of $7.50 per share into an aggregate of 653,331 shares of common stock, 18,333 of which have previously been sold and are no longer offered pursuant to this prospectus. As a result, as of April 15, 2005, 634,998 shares remain available under this prospectus. We are registering the shares to provide the selling shareholders with freely tradable securities, but the registration of the shares does not necessarily mean that any or all of such shares will be offered by the selling shareholders. See “Plan of Distribution” and “Selling Shareholders.” We will not receive any of the proceeds from the disposition of the shares by the selling shareholders.
      On February 10, 2004, we consummated our initial public offering. The shares offered by this prospectus were issued upon the conversion of subordinated convertible debentures in connection with our initial public offering. As of April 18, 2005, we had 6,102,481 shares of common stock outstanding. Our common stock is included in the Nasdaq National Market under the symbol “BKRS.” As of April 18, 2005, the closing price of our common stock was $9.90 per share. Our executive offices are located at 2815 Scott Avenue, St. Louis, Missouri 63103 and our telephone number is (314) 621-0699.

This investment involves a high degree of risk.
See “Cautionary Statement Regarding Forward-Looking Statements
and Certain Risks” beginning on Page 1.

       Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
      The selling shareholders identified in this prospectus or their transferees may offer and sell the shares held by them or interests therein at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale, at negotiated prices or otherwise in accordance with the plan of distribution described in this prospectus. See “Plan of Distribution.”
      We will not receive any of the proceeds from the disposition of the shares by the selling shareholders, but we have agreed to bear the expenses of registration of the shares under Federal and state securities laws. See “Use of Proceeds,” “Selling Shareholders” and “Plan of Distribution.”
      The selling shareholders identified in this prospectus and any agents or broker-dealers that participate in the distribution of the shares may be deemed to be “underwriters” within the meaning of the Securities Act of 1933, as amended (“Securities Act”), and any commissions received by them and any profit on the resale of the shares may be deemed to be an underwriting commission or discount under the Securities Act.

The date of this prospectus is May 9, 2005

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS
AND CERTAIN RISKS
      This prospectus and our Annual Report on Form 10-K include, and our other periodic reports and public disclosures may contain, forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 which involve known and unknown risks and uncertainties or other factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by these forward-looking statements. The words “believes,” “anticipates,” “plans,” “expects,” “intends,” “estimates” and similar expressions are intended to identify forward-looking statements. You should not place undue reliance on those statements, which speak only as of the date on which they are made. We undertake no obligation to update any forward-looking statements to reflect events or circumstances arising after such dates. You should read this prospectus and the risks described in our Annual Report on Form 10-K and our other public reports completely and with the understanding that our actual results may be materially different from what we expect. We qualify all of our forward-looking statements by these cautionary statements.
      These risks, uncertainties and other factors, including the risk factors described in our Annual Report on Form 10-K and in our other periodic reports, and those set forth below, may cause our actual results, performances or achievements to be materially different from those expressed or implied by our forward-looking statements:

•	our expectations regarding future financial results or performance;

•	our business strategy;

•	the market opportunity for our services and products;

•	our estimates regarding our capital requirements and needs for additional financing;

•	any of our other plans, objectives, expectations and intentions that are not historical facts; and

•	changes in general economic and business conditions.
ABOUT THIS PROSPECTUS
      This prospectus is part of a registration statement, which shall encompass any amendments thereto, that we filed with the Securities and Exchange Commission, which we refer to as the “SEC,” utilizing a “shelf” registration process. This prospectus does not contain all of the information set forth in the registration statement and the related exhibits and schedules. Some portions of the registration statement, and the related exhibits and schedules, are omitted as permitted by the SEC. Statements made in this prospectus, or incorporated herein by reference, about the contents of any contract, agreement or other document referred to are not necessarily complete; with respect to any such contract, agreement or other document filed as an exhibit to the registration statement, we refer you to the exhibit itself for a more complete description of the matter involved.
      You should rely only on the information provided in this prospectus and in any prospectus supplement, including the information incorporated by reference. We have not authorized anyone to provide you with different information. You should not assume that the information in this prospectus, or any supplement to this prospectus, is accurate at any date other than the date indicated on the cover page of these documents. This prospectus does not constitute an offer to sell, or the solicitation of an offer to buy, any of the securities offered hereby to any person in any jurisdiction in which such offer or solicitation would be unlawful. These securities are offered subject to prior sale, acceptance, and rejection of any offer to purchase. The offering is also subject to withdrawal or cancellation without notice.
      We urge you to read this entire prospectus carefully including the “Cautionary Statement Regarding Forward-Looking Statements and Certain Risks” section, which begins on page 1, our financial statements and the notes to those statements and other information incorporated herein by reference. An investment in these shares involves a high degree of risk. When this prospectus uses the words “Company,” “we,” “us” or “our,” these words refer to Bakers Footwear Group, Inc., unless the context otherwise requires.
WHERE YOU CAN FIND MORE INFORMATION
      We are subject to the informational requirements of the Securities Exchange Act of 1934. As a result, we file annual, quarterly and current reports, proxy statements and other information with the SEC. Here are ways you can review and obtain copies of this information:

What Is Available	Where to Get It

Paper copies of information	SEC’s Public Reference Room Judiciary Plaza Building 450 Fifth Street, N.W., Room 1024 Washington, D.C. 20549

On-line information, free of charge	SEC’s Internet website at http://www.sec.gov

Information about the SEC’s Public Reference Rooms	Call the SEC at 1-800-SEC-0330
      We have filed with the SEC a registration statement under the Securities Act of 1933 that registers the distribution of these securities. The registration statement, including the attached exhibits and schedules, contains additional relevant information about us and the securities. The rules and regulations of the SEC allow us to omit certain information included in the registration statement from this prospectus. You can get a copy of the registration statement, at prescribed rates, from the sources listed above.
      We intend to furnish our shareholders with annual reports containing audited financial statements and an opinion on the audited financial statements expressed by an independent registered public accounting firm. We also intend to furnish other reports as we may determine or as required by law.
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE
      The SEC allows us to “incorporate by reference” information into this prospectus. This means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be a part of this prospectus, except for any information that is superseded by other information that is included in or incorporated by reference into this document.
      This prospectus incorporates by reference the documents listed below that we have previously filed with the SEC (File No. 000-50563). These documents contain important information about us.

•	Our Annual Report on Form 10-K for the fiscal year ended January 1, 2005.

•	Our Current Reports on Form 8-K filed with the SEC on January 10, 2005, February 18, 2005, February 25, 2005, March 16, 2005, April 6, 2005, April 13, 2005 and April 14, 2005 (other than the portions of those reports set forth under Items 2.02 or 7.01 of Form 8-K or other information “furnished” to the SEC).

•	The description of our common stock contained in our Registration Statement on Form 8-A dated and filed on January 30, 2004 pursuant to Section 12 of the Securities Exchange Act of 1934, including any amendments or reports filed for purposes of updating such descriptions.
      We incorporate by reference any additional documents that we may file with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 (other than those made pursuant to Item 2.02 or Item 7.01 of Form 8-K or other information “furnished” to the SEC) between April 25, 2005, the date we last filed an amendment to the registration statement to which this prospectus relates, and the termination of the offering of the securities. These documents may include periodic reports, like Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as well as Proxy Statements. Any material that we subsequently file with the SEC will automatically update and replace the information previously filed with the SEC.
      For purposes of the Registration Statement of which this prospectus is part, any statement contained in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated herein by reference modifies or supersedes such statement in such document. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of the Registration Statement of which this prospectus is part.
      You can obtain any of the documents incorporated by reference in this prospectus from the SEC on its website (http://www.sec.gov). You can also obtain these documents from us, without charge (other than exhibits, unless the exhibits are specifically incorporated by reference), by requesting them in writing or by telephone at the following address:
     Investor Relations
     Bakers Footwear Group, Inc.
     2815 Scott Avenue
     St. Louis, Missouri 63103
     (314) 621-0699
     (314) 641-0390 (fax)
INFORMATION ABOUT BAKERS FOOTWEAR GROUP, INC.
      We are a national, mall-based, specialty retailer of distinctive footwear and accessories for young women. Our merchandise includes private label and national brand dress, casual and sport shoes, boots, sandals and accessories. As of January 1, 2005, we operated 220 stores, 192 of which were Bakers stores and 28 of which were Wild Pair stores. Our Bakers stores focus on women between the ages of 12 and 29 who demand quality fashion products. Based on our analysis of our competitors, we believe that our Bakers stores are the only nationwide, full-service retailer specializing in moderately priced footwear for this segment. Our Wild Pair stores offer edgier, faster fashion-forward footwear that reflects the attitude and lifestyles of both women and men between the ages of 17 and 24.
      On February 10, 2004, we sold 2,160,000 shares of our common stock in our initial public offering. We sold an additional 324,000 shares of our common stock on March 12, 2004 in connection with the exercise by the underwriters of the over-allotment option relating to our initial public offering. Upon consummation of our initial public offering, our subordinated convertible debentures and our previously outstanding shares of capital stock converted into shares of our one class of common stock and the repurchase obligations relating to our previously outstanding shares of capital stock were terminated. We also issued warrants to purchase 216,000 shares of our common stock in connection with the offering. Please see “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our financial statements, and the notes thereto, which are incorporated from our Annual Report on Form  10-K and our Quarterly Reports on Form 10-Q.
      Our company was founded in 1926 and acquired in 1997 principally by our current chief executive officer, Peter Edison. In June 1999, we teamed with the then existing management of Bakers, a footwear retailer created in 1924 by Edison Brothers Stores, Inc., to purchase selected assets of the Bakers and Wild Pair chains, including approximately 200 store locations and merchandise inventory from Edison Brothers. We refer to this acquisition as the Bakers acquisition. In February 2004, we consummated our initial public offering.
      We are incorporated under the laws of the State of Missouri. Our executive offices are located at 2815 Scott Avenue, St. Louis, Missouri 63103 and our telephone number is (314) 621-0699. Information on the retail website for our Bakers stores, www.bakersshoes.com, is not part of this prospectus.

Bakerstmand Wild Pair® are trademarks of ours in the United States. In addition, we currently have several applications pending with the United States Patent and Trademark Office for additional registrations.
THE OFFERING

Common Stock Offered by the Selling Shareholders for Resale to the Public	653,331 shares(2)

Common Stock Outstanding After the Offering as of April 15, 2005	6,102,481 shares(1)(2)

Price per Share to the Public	Market price at time of resale

Proceeds to Us Raised by the Offering	None

Risk Factors	This offering involves a high degree of risk. For more information, please see “Risk Factors” under Item 1, Business, in our Annual Report on Form 10-K and other risks described herein and in our periodic reports.

Nasdaq National Market Symbol	“BKRS”

(1)	As of April 15, 2005, excludes 268,992 shares issuable upon exercise of outstanding fully vested employee stock options at an exercise price of $0.01 per share, 299,600 shares underlying options granted on February 10, 2004 at an exercise price equal to the initial public offering price, $7.75 per share, and 194,700 shares underlying options granted in March and April 2005 at a weighted average exercise price of $11.30 per share, all of which were outstanding as of April 15, 2005. Also excludes 216,000 shares issuable upon the exercise of warrants, at an exercise price of $12.7875 per share, which were issued to the representatives of the underwriters of our initial public offering. Also excludes 375,000 shares issuable upon the exercise of warrants issued on April 8, 2005 to investors and the placement agent at an exercise price of $10.18 per share in connection with a private placement of common stock and warrants by us.

(2)	The 653,331 shares of common stock relating to this prospectus were issued by us to the selling shareholders upon the automatic conversion upon consummation of our initial public offering of our subordinated convertible debentures due 2007 held by them. As of April 15, 2005, 18,333 shares have been sold pursuant to the registration statement of which this prospectus is part. As a result, as of April 15, 2005, 634,998 shares remain available under this prospectus. For more information about the debentures, please see our Annual Report on Form 10-K.
USE OF PROCEEDS
      We will not receive any proceeds from the disposition of the shares covered by this prospectus or interests therein. The selling shareholders, some of whom may be deemed to be our affiliates, will receive all of the proceeds from any dispositions. We have agreed to pay the expenses of registration for the selling shareholders under Federal and state securities laws. The selling shareholders must pay any expenses or commissions incurred in connection with the disposition of their shares.

SELLING SHAREHOLDERS
      The following table sets forth certain information, as of April 15, 2005, concerning the beneficial ownership of our common stock for the selling shareholders and the shares being offered by this prospectus.
      Except as otherwise indicated below, each of the entities or persons named in the table has sole voting and investment power with respect to all shares of common stock beneficially owned by him, her or it.

		Number of
		Shares of
	Number of	Common
	Shares of	Stock		Number of		Approximate Percentage
	Common Stock	Underlying		Shares of	Number of	of Outstanding Shares
	Beneficially	Options		Common	Shares	of Common Stock
	Owned	Exercisable		Stock	Remaining if
	Excluding	Within 60		Offered	All Offered	Before This	After This
Name and Address(1)(2)	Options(2)	Days	Total	Hereby	Shares Sold	Offering	Offering

Andrew N. Baur(3)	103,743	1,000	104,743	66,666	38,077	1.72%	*
Julian Edison(4)	178,526	—	178,526	66,666	111,860	2.93%	1.83%
SWB Holdings, Inc.(5)	66,666	—	66,666	66,666	—	1.09%	*
The Crown Advisors, LLC(6)	45,000	—	45,000	35,000	10,000	*	*
Crown Investment Partners, LP(6)	106,666	—	106,666	66,666	40,000	1.75%	*
Special Situations Fund III, L.P.(7)	447,000	—	447,000	240,000	207,000	7.32%	3.39%
Special Situations Private Equity Fund, L.P.(7)	100,000	—	100,000	80,000	20,000	1.64%	*
Special Situations Cayman Fund, L.P.(7)	150,000	—	150,000	80,000	70,000	2.46%	1.15%

*	Represents beneficial ownership of less than 1%.

(1)	Unless otherwise specified below, the business address of each of the above persons is: c/o Bakers Footwear Group, Inc., 2815 Scott Avenue, St. Louis, Missouri 63103.

(2)	Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to the securities. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of common stock subject to options held by that person that are currently exercisable or that are exercisable within 60 days of this prospectus are deemed to be outstanding. Such shares, however, are not deemed outstanding for the purposes of counting the percentage ownership of each other person. The shares underlying unexercised options cannot be voted.

(3)	Represents 37,077 shares of our common stock held in trust for Mr. Baur, one of our directors. Also includes 66,666 shares of common stock held by SWB Holdings, Inc., a selling shareholder and a wholly owned subsidiary of Marshall & Ilsley Corporation, of which Mr. Baur is a director, over which Mr. Baur has shared voting and investment power. Mr. Baur is also Chairman of Southwest Bank of St. Louis, a subsidiary of Marshall & Ilsley, which is a 10% participant in our credit facility with Fleet Retail Group, Inc. The 66,666 shares offered by this prospectus were acquired upon the conversion of subordinated convertible debentures. The Company originally sold $500,000 in aggregate principal amount of subordinated convertible debentures to an entity affiliated with Mississippi Valley Capital Company, a subsidiary of Mississippi Valley Bancshares, Inc., of which Mr. Baur was Chairman and CEO and an owner of more than 10% of its equity at the time. In the last three years the Company has borrowed money from and sold securities, including the subordinated convertible debentures, or been indebted to entities affiliated with Mr. Baur. See Item 13, Certain Relationships and Related Transactions, in our Annual Report on Form 10-K, which is incorporated herein by reference. Includes 1,000 shares underlying vested options granted on February 10, 2004. Does not include 4,000 shares underlying non-vested options granted on February 10, 2004 or 3,000 shares underlying non-vested options granted on April 8, 2005. The options granted on February 10, 2004 and April 8, 2005 have exercise prices of $7.75 and $11.34 per share, respectively, and vest at the rate of 20% per year beginning on the one year anniversary of the date of grant. See footnote (5).

(4)	Includes 178,526 shares of our common stock that Mr. J. Edison, a selling shareholder, owns. Mr. J. Edison is the first cousin, once removed, of Peter Edison. Of the 178,526 shares owned by Mr. J. Edison, 66,666 shares were acquired upon the conversion of subordinated convertible debentures and are offered by this prospectus.

(5)	Includes shares of our common stock acquired upon the conversion of subordinated convertible debentures which are offered by this prospectus held by SWB Holdings, Inc., a wholly owned subsidiary of Marshall & Ilsley Corporation, of which Mr. Baur is a director. See footnote (3) above and Item 13, Certain Relationships and Related Transactions, in our Annual Report on Form 10-K. The business address for SWB Holdings, Inc. is 120 South Central Avenue, Clayton, Missouri 63105.

(6)	Includes 101,666 shares of our common stock acquired upon the conversion of subordinated convertible debentures which are offered by this prospectus and are held by Crown Investment Partners, LP and its general partner, The Crown Advisors, LLC, entities affiliated with Crown Capital Corporation, a boutique financial advisory firm, of which Harry E. Rich, one of our directors, was previously Executive Vice President and Managing Director. These entities or affiliates of these entities purchased an aggregate of 50,000 shares of our common stock, which are included above, and warrants to purchase an additional 12,500 shares, exercisable for five years, at an exercise price of $10.18 per share, which are not included above, pursuant to a private placement by us which closed on April 8, 2005. We generally have the right to call the warrants issued in April 2005 at a redemption price equal to $0.01 per share in the event that the closing bid price of our common stock equals or exceeds $25.00 per share for any 20 consecutive trading days commencing after the registration statement relating to the shares is effective. Pursuant to the private placement, these entities entered into agreements with us pursuant to which we have various obligations to them including additional registration obligations. See Item 13, Certain Relationships and Related Transactions, in our Annual Report on Form 10-K, which is incorporated herein by reference. The Crown Advisors, LLC is the general partner of Crown Investment Partners, LP. Chris H. Pauli is the managing member and president of the Crown Advisors, LLC and thus has beneficial ownership of the shares beneficially owned by these entities. The business address of these entities is 540 Maryville Center Drive, Suite 120, St. Louis, Missouri 63141. The information in this footnote is primarily based on information provided to us.

(7)	Includes 400,000 shares of our common stock acquired upon the conversion of subordinated convertible debentures which are offered by this prospectus. Consists of an aggregate of 697,000 shares of our common stock held by Special Situations Fund III, L.P., and its affiliates, including 150,000 shares of common stock owned by Special Situations Cayman Fund, L.P., 447,000 shares of common stock owned by Special Situations Fund III, L.P., and 100,000 shares of common stock owned by Special Situations Private Equity Fund, L.P. MGP Advisors Limited (“MGP”) is the general partner of Special Situations Fund III, L.P. AWM Investment Company, Inc. (“AWM”) is the general partner of MGP and the general partner of and investment adviser to the Special Situations Cayman Fund, L.P. MG Advisers, L.L.C. (“MG”) is the general partner of and investment adviser to the Special Situations Private Equity Fund, L.P. Austin W. Marxe and David M. Greenhouse are the principal owners of MGP, AWM and MG. Through their control of MGP, AWM and MG, Messrs. Marxe and Greenhouse share voting and investment control over the portfolio securities of each of the funds listed above. The business address for each of these entities is 153 E. 53rd Street, 55th Floor, New York, NY 10022. The information in this footnote is primarily based on a Schedule 13G filed with the SEC on March 10, 2004 and other information provided to us.

DESCRIPTION OF CAPITAL STOCK
      This description of our capital stock refers to and incorporates various terms of our restated articles of incorporation, as our shareholders have adopted them, and of our restated bylaws. Copies of forms of these documents have been filed as exhibits to the registration statement of which this prospectus is a part. Since the terms of our restated articles of incorporation and bylaws may differ from the general information we are providing, you should only rely on the actual provisions of those documents, instead of a summary description of the material terms. If you would like to read our articles of incorporation and/or our bylaws, forms of these documents are on file with the SEC or you may request a copy of either document (or of both documents) from us. Our common stock has been included in the Nasdaq National Market since February 5, 2004 under the symbol “BKRS.”
Authorized Capital Stock
      Under our articles of incorporation, we have the authority to issue 45,000,000 shares of stock, of which 5,000,000 shares are shares of par value $0.0001 per share preferred stock, and 40,000,000 shares are shares of par value $0.0001 per share common stock. Prior to the completion of our initial public offering, we had three classes of common stock authorized, of which two classes were outstanding. These classes of common stock differed only as to voting rights. Prior to our initial public offering, our articles of incorporation provided for the reclassification and conversion of our three authorized classes of common stock into shares of a single class of common stock on a 1.0 for 1.0 basis upon completion of the offering. Our shareholders have also authorized us to issue preferred stock as discussed below. As of April 15, 2005, we had 6,102,481 shares of common stock and no shares of preferred stock outstanding.
Common Stock
      The holders of our common stock are entitled to one vote for each share held of record on the applicable record date on all matters voted on by our shareholders, including elections of directors and, except as otherwise required by law or provided in any resolution adopted by our board of directors with respect to any series of preferred stock, the holders of common stock exclusively possess all voting power. Our articles do not provide for cumulative voting in the election of directors or any preemptive rights to purchase or subscribe for any stock or other securities, and there are no redemption or sinking fund provisions with respect to our common stock. There are no conversion rights with respect to our common stock. Subject to any preferential rights of any outstanding series of preferred stock created by our board from time to time, the holders of our common stock on the applicable record date will be entitled to dividends as may be declared from time to time by our board of directors from funds available therefor, and upon liquidation will be entitled to receive pro rata all of our assets available for distribution to these holders.
      Our articles of incorporation and our bylaws contain certain provisions which may have the effect of discouraging certain types of transactions that involve an actual or threatened change of control of Bakers. For more information on these provisions, please see “Anti-Takeover Effects of Some Provisions.”
Preferred Stock
      Our board of directors has the authority to establish and issue shares of preferred stock in one or more series and to determine by resolution, with respect to any series of preferred stock, the voting powers (which may be full, limited or eliminated), designations, preferences and relative, participating, optional or other special rights, and the qualifications, limitations or restrictions thereof, including liquidation preferences, dividend rates, conversion rights and redemption provisions, without any further vote or action by our shareholders. Any shares of preferred stock so authorized and issued could have priority over our common stock with respect to dividend and/or liquidation rights.
Shares Reserved for Options and Warrants
      As of April 15, 2005, options to purchase 763,292 shares of our common stock are outstanding under the Bakers Footwear Group, Inc. 2003 Stock Option Plan, which we refer to as the “2003 Plan.” Of these options, 268,992 are fully vested and exercisable at an exercise price of $0.01 per share. On February 10, 2004, after the consummation of our initial public offering, we granted nonqualified stock options to purchase 304,500 shares of our common stock to certain of our officers, employees and directors at an exercise price of $7.75 per share, the initial public offering price, pursuant to the 2003 Plan, 299,600 of which remain outstanding as of April 15, 2005. In March and April 2005, we granted nonqualified stock options to purchase an aggregate of 194,700 shares of our common stock at a weighted average exercise price of $11.30 per share, pursuant to the 2003 Plan, all of which remain outstanding as of April 15, 2005. All of the options granted in 2004 and 2005 under the 2003 Plan generally vest in five equal annual installments beginning on the first anniversary of the date of grant. As of April 15, 2005, 105,700 shares of common stock remain available for future issuance under the 2003 Plan (excluding shares to be issued upon exercise of outstanding options).
      In connection with our initial public offering, we issued to the representatives of the underwriters and their designees warrants to purchase up to 216,000 shares of our common stock, subject to antidilution adjustments, at an exercise price equal to $12.7875 per share. The warrants were restricted from sale, transfer, assignment, pledge or hypothecation until February 10, 2005, except to the officers and members of the representatives. The warrant holders may exercise the warrants at any time during the four-year period commencing on February 10, 2005. We are obligated to register the shares underlying these warrants and have other obligations to the representatives of the underwriters pursuant to that certain Representatives’ Warrant Agreement, which is filed as an exhibit to the Registration Statement of which this prospectus is part.
      In connection with our private placement in April 2005, we issued to the investors and the placement agent in the offering warrants to purchase 250,000 shares and 125,000 shares, respectively, of our common stock, subject to anti-dilution adjustments, at an exercise price of $10.18 per share. The warrants issued in the private placement generally are exercisable at any time beginning October 5, 2005 until April 8, 2010. We generally have the right to call the warrants issued in April 2005 to the investors, but not the placement agent, at a redemption price equal to $0.01 per share in the event that the closing bid price of our common stock equals or exceeds $25.00 per share for any 20 consecutive trading days commencing after the registration statement relating to the shares is effective. We are obligated to register the shares issued and underlying the warrants issued in the private placement and have other obligations to the investors and the placement agent pursuant to that certain Registration Rights Agreement dated April 8, 2005, which is filed as an exhibit to the Registration Statement of which this prospectus is part.
Transfer Agent and Registrar
      The transfer agent and registrar for our common stock is Continental Stock Transfer & Trust Co., (212) 509-4000, extension 206.
ANTI-TAKEOVER EFFECTS OF SOME PROVISIONS
      Our restated articles of incorporation, our restated bylaws and Missouri law contain provisions that could have the effect of delaying, deferring or preventing a change in control of us by various means such as a tender offer or merger not approved by our board of directors. These provisions are designed to enable our board of directors, particularly in the initial years of our existence as an independent, publicly-owned company, to develop our business in a manner that will foster its long-term growth without the potential disruption that might be entailed by the threat of a takeover not deemed by our board of directors to be in our best interests and the best interests of our shareholders.
      The description set forth below is intended as a summary of these provisions only, and we refer you to the actual provisions of our articles of incorporation and bylaws, forms of which are filed as exhibits to the registration statement of which this prospectus forms a part.
Limitations on Changes in Board Composition and Other Actions by Shareholders
      Our articles of incorporation and our bylaws provide that the number of directors will be fixed from time to time exclusively by our board but shall consist of not less than three directors. Currently, our board of directors is comprised of six directors.

      Missouri law provides that, unless a corporation’s articles of incorporation or bylaws provide otherwise, the holders of a majority of the corporation’s voting stock may remove any director from office. Our articles of incorporation provide that (1) any director, or the entire board of directors may be removed from office only for cause and by the affirmative vote of the holders of record of outstanding shares representing not less than two-thirds of all of the then outstanding shares of our capital stock and (2) any director may be removed from office for cause by the affirmative vote of a majority of the entire board of directors, as provided by law. Our articles of incorporation and our bylaws also provide that any director may be removed from office by the affirmative vote of a majority of the entire board of directors in the event that the director fails to meet any qualifications for election as a director stated in the bylaws or in the event that the director is in breach of any agreement between the director and us relating to the director’s service as a director or our employee. Missouri law also provides that, unless a corporation’s articles of incorporation or bylaws provide otherwise, all vacancies on a corporation’s board of directors, including any vacancies resulting from an increase in the number of directors, may be filled by a majority of the directors then in office, although less than a quorum, until the next election of directors by the shareholders. Our articles of incorporation provide that, subject to any rights of holders of our preferred stock, vacancies may be filled only by a majority of the remaining directors.
      Under our bylaws, only persons who are nominated by or at the direction of our board, or by a shareholder who has given notice in accordance with our bylaws, which generally requires notice not less than 90 days nor more than 120 days prior to a meeting at which directors are to be elected, will be eligible for election as directors at that meeting. If, however, we give less than 100 days’ notice of the meeting to the shareholders, then we must receive notice from a shareholder not later than the tenth day following the day on which we mailed or provided notice of the meeting. Our bylaws also establish advance notice procedures with regard to other matters which any shareholder may desire to be brought before any meeting of shareholders.
      Missouri law provides that special meetings of shareholders may be called by the board of directors or by such other person or persons as may be authorized by a corporation’s articles of incorporation or bylaws. Our bylaws provide that special meetings of our shareholders may be called by the Chairman of the Board, our Chief Executive Officer, shareholders holding at least two-thirds of our voting power or the affirmative vote of a majority of the entire board of directors. Our bylaws also provide that the proposed purposes of any special meeting of our shareholders shall be specified in the notice of meeting.
      Missouri law and our bylaws provide that any action by written consent of shareholders in lieu of a meeting must be unanimous.
      The provisions of our articles of incorporation and bylaws with respect to the advance notice requirements for director nominations or other proposals of shareholders, the requirement of unanimity for shareholder action by written consent, and the limitations on the ability of shareholders to increase the size of the board, remove directors and fill vacancies, will have the effect of making it more difficult for shareholders to change the composition of our board or otherwise to bring a matter before shareholders without our board’s consent and thus will reduce our vulnerability to an unsolicited takeover proposal.
Preferred and Common Stock
      Our articles of incorporation authorize our board to establish and issue shares of preferred stock in one or more series, and to determine by resolution, with respect to any series of preferred stock, the voting powers (full, limited, or eliminated), and those designations, preferences and relative, participating, optional or other special rights and those qualifications, limitations or restrictions thereof, including liquidation preferences, dividend rights, conversion rights and redemption provisions. Moreover, the number of authorized but unissued shares will provide us with the ability to meet future capital needs and to provide shares for possible acquisitions and stock dividends or stock splits.
      We believe that the preferred stock will provide us with increased flexibility in structuring possible future financings and acquisitions, and in meeting other corporate needs that might arise. Having such authorized shares available for issuance will allow us to issue shares of preferred stock without the expense and delay of a special shareholders’ meeting. The authorized and unissued shares of preferred stock, as well as the authorized and unissued shares of our common stock, will be available for issuance without further action by shareholders, unless such action is otherwise required by applicable law, by Nasdaq or by any stock exchange or listing service relating to our stock. Although our board has no intention at the present time of doing so, it could issue a series of preferred stock that could, subject to certain limitations imposed by law, depending on the terms of that series, impede the completion of a merger, tender offer or other takeover attempt. Our board of directors will make any determination to issue preferred shares based on its judgment as to our best interests and our then-existing shareholders at the time of the issuance. Our board of directors, in so acting, could issue preferred stock having terms which could discourage an acquisition attempt or other transaction that some, or a majority, of our shareholders might believe to be in their best interests or in which shareholders might receive a premium for their stock over the then market price of such stock.
Amendment of Certain Provisions of Bakers’ Articles and Bylaws
      Our articles of incorporation provide that our bylaws may only be amended or repealed by a majority of our entire board of directors. Except as otherwise provided, any amendment of our articles of incorporation requires a vote of a majority of the outstanding shares of our capital stock entitled to vote. Amendment of the provisions of our articles of incorporation relating to the following areas requires the vote of two-thirds of the outstanding shares of our capital stock entitled to vote:

•	business combinations;

•	the directors of the corporation;

•	the bylaws of the corporation;

•	the limitation of directors’ liability for monetary damages for breach of fiduciary duties, subject to Missouri law; and

•	amendment of the articles of incorporation.
Statutory Provisions
      We are subject to the business combination provisions under Missouri law, which allow our board of directors to retain discretion over the approval of certain business combinations, except that, in our articles of incorporation, we have excluded from the limitations in the statute any business combination with those of our shareholders who are considered “interested shareholders” under Missouri law as of April 1, 2002. Missouri law also permits our board of directors to consider the interests of non-shareholder constituencies in connection with acquisition proposals. These provisions may make it more difficult for there to be a change in control of us or for us to enter into certain business combinations than if we were not subject to those sections. In our bylaws, we have elected to not be subject to the control shares acquisition provision under Missouri law, which would deny an acquiror voting rights with respect to any shares of voting stock which increase its equity ownership to more than specified thresholds.
PLAN OF DISTRIBUTION
      The selling shareholders, which as used herein includes donees, pledgees, transferees or other successors-in-interest selling shares of common stock or interests in shares of common stock received after the date of this prospectus from a selling shareholder as a gift, pledge, partnership distribution or other transfer, may, from time to time, sell, transfer or otherwise dispose of any or all of their shares of common stock or interests in shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These dispositions may be at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale, or at negotiated prices.

      The selling shareholders may use any one or more of the following methods when disposing of shares or interests therein:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	short sales;

•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

•	broker-dealers may agree with the selling shareholders to sell a specified number of such shares at a stipulated price per share;

•	a combination of any such methods of sale; and

•	any other method permitted pursuant to applicable law.
      The selling shareholders may, from time to time, pledge or grant a security interest in some or all of the shares of common stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of common stock, from time to time, under this prospectus, or under an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending the list of selling shareholders to include the pledgee, transferee or other successors in interest as selling shareholders under this prospectus. The selling shareholders also may transfer the shares of common stock in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.
      In connection with the sale of our common stock or interests therein, the selling shareholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the common stock in the course of hedging the positions they assume. The selling shareholders may also sell shares of our common stock short and deliver these securities to close out their short positions, or loan or pledge the common stock to broker-dealers that in turn may sell these securities. The selling shareholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).
      The aggregate proceeds to the selling shareholders from the sale of the common stock offered by them will be the purchase price of the common stock less discounts or commissions, if any. Each of the selling shareholders reserves the right to accept and, together with their agents from time to time, to reject, in whole or in part, any proposed purchase of common stock to be made directly or through agents. We will not receive any of the proceeds from this offering.
      The selling shareholders also may resell all or a portion of the shares in open market transactions in reliance upon Rule 144 under the Securities Act, provided that they meet the criteria and conform to the requirements of that rule.
      The selling shareholders and any underwriters, broker-dealers or agents that participate in the sale of the common stock or interests therein may be “underwriters” within the meaning of Section 2(11) of the Securities Act. Any discounts, commissions, concessions or profit they earn on any resale of the shares may be underwriting discounts and commissions under the Securities Act. Selling shareholders who are “underwriters” within the meaning of Section 2(11) of the Securities Act will be subject to the prospectus delivery requirements of the Securities Act.
      To the extent required, the shares of our common stock to be sold, the names of the selling shareholders, the respective purchase prices and public offering prices, the names of any agents, dealer or underwriter, any applicable commissions or discounts with respect to a particular offer will be set forth in an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement that includes this prospectus.
      In order to comply with the securities laws of some states, if applicable, the common stock may be sold in these jurisdictions only through registered or licensed brokers or dealers. In addition, in some states the common stock may not be sold unless it has been registered or qualified for sale or an exemption from registration or qualification requirements is available and is complied with.
      We have advised the selling shareholders that the anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of shares in the market and to the activities of the selling shareholders and their affiliates. In addition, we will make copies of this prospectus (as it may be supplemented or amended from time to time) available to the selling shareholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act. The selling shareholders may indemnify any broker-dealer that participates in transactions involving the sale of the shares against certain liabilities, including liabilities arising under the Securities Act.
      We have agreed to indemnify the selling shareholders against liabilities, including liabilities under the Securities Act and state securities laws, relating to the registration of the shares offered by this prospectus.
      We have agreed with the selling shareholders to keep the registration statement of which this prospectus constitutes a part effective until the earlier of (1) such time as all of the shares covered by this prospectus have been disposed of pursuant to and in accordance with the registration statement or (2) the date on which the shares may be sold pursuant to Rule 144(k) of the Securities Act.
LEGAL MATTERS
      The validity of the shares of common stock offered hereby and certain legal matters in connection with the offering will be passed upon for us by Bryan Cave LLP.
EXPERTS
      Ernst & Young LLP, independent registered public accounting firm, has audited our financial statements included in our Annual Report on Form 10-K for the year ended January 1, 2005, as set forth in their report which is incorporated by reference into this prospectus and elsewhere in the registration statement of which this prospectus is part. Our financial statements are incorporated by reference in reliance on Ernst & Young LLP’s report, given on their authority as experts in accounting and auditing.

653,331 Shares
Common Stock

PROSPECTUS

        No dealer, salesperson or any other person has been authorized to give any information or to make any representations other than those contained in this Prospectus in connection with the offer contained herein, and, if given or made, such information or representations must not be relied upon as having been authorized by the Company. This Prospectus does not constitute an offer of any securities other than those to which it relates or any offer to sell, or a solicitation of any offer to buy, those to which it relates in any state to any person to whom it is not lawful to make such offer in such state. The delivery of this Prospectus at any time does not imply that the information herein is correct as of any time subsequent to its date or that there has been no change in the affairs of the Company since such date.

The date of this prospectus is May 9, 2005